Exhibit 99.2
NETGEAR, INC.
2003 EMPLOYEE STOCK PURCHASE PLAN
The following constitute the provisions of the Employee Stock Purchase Plan of NETGEAR, Inc.
1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code, although the Company makes no undertaking or representation to maintain such qualification. In addition, this Plan document authorizes the grant of options under a non-423(b) Plan (“Non-423(b) Component”) which do not qualify under Section 423(b) of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 unless the offering is made under the Non-423(b) Component of the Plan.

2. Definitions.

(a) “Administrator” shall mean the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Change of Control” shall mean the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) The consummation of a merger or consolidation of the Company, with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv) A change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean Directors who either (A) are Directors of the Company, as applicable, as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of Directors of the Company.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Code Section 423(b) Plan” shall mean an employee stock purchase plan which is designed to meet the requirements set forth in Section 423(b) of the Code, as amended. The provisions of the Code Section 423(b) Plan should be construed, administered and enforced in accordance with Section 423(b).

(f) “Committee” means a committee appointed by the Board.

(g) “Common Stock” shall mean the common stock of the Company.

(h) “Company” shall mean NETGEAR, Inc., a Delaware corporation.

(i) “Compensation” shall mean all base straight time gross earnings, commissions, bonuses, overtime and shift premiums, but exclusive of payments for any other compensation. The Administrator may establish, in its discretion and on a uniform and nondiscriminatory basis, a different definition of Compensation prior to an applicable Offering Date, which definition may vary among Participants who are participating in separate Offering Periods or the Non-423(b) Component of the Plan.

(j) “Designated Subsidiary” shall mean any Subsidiary selected by the Administrator as eligible to participate in the Plan.

(k) “Director” shall mean a member of the Board.

(l) “Eligible Employee” shall mean any individual who is a common law employee of the Company or any Designated Subsidiary and whose customary employment with the Company or Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year except for certain employees of certain Designated Subsidiaries that are participating in the Non-423(b) Component of the Plan that the Administrator may, from time to time, designate as ineligible to participate in the Plan. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated three (3) months and one (1) day following the commencement of such leave.

(m) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(n) “Exercise Date” shall mean February 15 and August 15 of each year, or the immediately preceding Trading Day if February 15 or August 15 is not a Trading Day.

(o) “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of the Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(p) “Offering Date” shall mean the first Trading Day of each Offering Period.

(q) “Offering Periods” shall mean the periods of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, and commencing on the first Trading Day on or after February 16 and August 16 of each year and terminating on the following August 15 and February 15, or the immediately preceding Trading Day if August 15 or February 15 is not a Trading Day. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

(r) “Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(s) “Plan” shall mean this Employee Stock Purchase Plan, which includes a Code Section 423(b) Plan and a Non-423(b) Component.

(t) “Purchase Price” shall mean 85% of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20.

(u) “Subsidiary” shall mean a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(v) “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

3. Eligibility.

(a) Offering Periods. Any Eligible Employee on a given Offering Date shall be eligible to participate in the Plan.

(b) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.

4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after February 16 and August 16 of each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation. An Eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company’s payroll office prior to the applicable Offering Date.

6. Payroll Deductions.

(a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 10% of the Compensation which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a participant shall have the payroll deductions made on such day applied to his or her account under the new Offering Period. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b) Payroll deductions for a participant shall commence on the first payday following the Offering Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

(c) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

(d) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Administrator may, in its discretion, limit the nature and/or number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly.

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate originally elected by the participant effective as of the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

(f) At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax liability payable to any authority, national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company or the employing Designated Subsidiary, as applicable, may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company or the employing Designated Subsidiary, as applicable, any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee.

7. Grant of Option. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Eligible Employee be permitted to purchase during each Offering Period more than 10,000 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. The Eligible Employee may accept the grant of such option by turning in a completed Subscription Agreement (attached hereto as Exhibit A) to the Company on or prior to an Offering Date. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock an Eligible Employee may purchase during each Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other funds left over in a participant’s account after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 hereof. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s shareholders subsequent to such Offering Date.

9. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant the shares purchased upon exercise of his or her option in a form determined by the Administrator, including by means of electronic notice.

10. Withdrawal.

(a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time prior to the Exercise Date for an Offering Period by giving written notice to the Company in the form of Exhibit B to this Plan. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b) A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11. Termination of Employment. Upon a participant ceasing to be an Eligible Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such participant’s option shall be automatically terminated.

12. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 2,000,000 shares of Common Stock.

(b) Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant shall only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares.

(c) Shares of Common Stock to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

14. Administration. The Administrator shall administer the Plan and shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

15. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations shall be in such form and manner as the Administrator may designate from time to time.

16. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. Until shares are issued, participants shall only have the rights of an unsecured creditor.

18. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Eligible Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation or Change of Control.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan, the maximum number of shares each participant may purchase each Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Change of Control. In the event of a Change of Control, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall occur before the date of the Company’s proposed Change of Control. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20. Amendment or Termination.

(a) The Administrator may at any time and for any reason terminate, amend or suspend the Plan. Except as otherwise provided in the Plan, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

(b) Without shareholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) increasing the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

(iii) allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.
21. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions Upon Issuance of Shares. Shares of Common Stock shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
23. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect until terminated under Section 20 hereof.

NETGEAR, INC.
2003 EMPLOYEE STOCK PURCHASE PLAN
GLOBAL SUBSCRIPTION AGREEMENT

_____ Original Application     Offering Date:___________
_____ Change in Payroll Deduction Rate

1. I, ____________________, hereby elect to participate in the NETGEAR, Inc. 2003 Employee Stock Purchase Plan, as amended (the “Employee Stock Purchase Plan”) and subscribe to purchase shares of the Company’s Common Stock in accordance with this Global Subscription Agreement, including any special terms and conditions for my country set forth in the appendix hereto (the “Appendix”), and the Employee Stock Purchase Plan.

2. I hereby authorize payroll deductions from each paycheck in the amount of ____% of my Compensation on each payday (from 0 to 10%) during the Offering Period in accordance with the Employee Stock Purchase Plan. (Please note that no fractional percentages are permitted.)

3. I understand that said payroll deductions shall be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Employee Stock Purchase Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase shares of Common Stock under the Employee Stock Purchase Plan on the Exercise Date.

4. I have received a copy of the complete Employee Stock Purchase Plan. I understand that my participation in the Employee Stock Purchase Plan is in all respects subject to the terms of the Employee Stock Purchase Plan.

5. Unless otherwise permitted by the Company in its discretion, shares of Common Stock purchased for me under the Employee Stock Purchase Plan should be issued in my name only.

6. If I am a U.S. taxpayer, I am participating in the Code Section 423 component of the Employee Stock Purchase Plan and understand that if I dispose of any shares received pursuant to the Plan within 2 years after the Offering Date (measured as the first day of the Offering Period during which I purchased such shares) or 1 year after the Exercise Date, whichever is later, I will be treated for U.S. federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the Fair Market Value of the shares at the time such shares were purchased by me over the price which I paid for the shares. If I dispose of such shares at any time after the expiration of the 2-year or 1-year holding period, as applicable, I understand that I will be treated for U.S. federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the Fair Market Value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) 15% of the Fair Market Value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7. Notwithstanding the provisions in Section 15 of the Employee Stock Purchase Plan to the contrary, I am not permitted to designate a beneficiary with respect to payroll deductions and upon my death, the payroll deductions, if any, credited to my account but not yet used to purchase shares of Common Stock will be returned to my legal heirs or representatives and my option to purchase shares will be automatically terminated.

8. Prior to the purchase of shares of Common Stock under the Employee Stock Purchase Plan, I agree to make adequate arrangements satisfactory to the Company or, if different, my employer (the “Employer”) to satisfy the income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to my participation in the Employee Stock Purchase Plan and legally applicable to me (“Tax-Related Items”), if any. In this regard, I authorize the Company and/or the Employer or their respective agents to satisfy any withholding obligation for Tax-Related Items, including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock as described in Section 6 by me, by one or a combination of the following:

(a) withholding from my Compensation, wages or other cash amounts payable to me by the Company and/or the Employer; or

(b) withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of the option, either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization without further consent).

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case I will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.

Finally, I agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of my participation in the Employee Stock Purchase Plan that cannot be satisfied by the means previously described. The Company may refuse to purchase or deliver the shares or the proceeds of the sale of shares of Common Stock if I fail to comply with my obligations in connection with the Tax-Related Items.

9. By electing to participate in the Employee Stock Purchase Plan, I acknowledge, understand and agree that:

(a) the Employee Stock Purchase Plan is established voluntarily by the Company and it is discretionary in nature;

(b) the grant of the option under the Employee Stock Purchase Plan is voluntary;

(c) all decisions with respect to future options or other grants under the Employee Stock Purchase Plan, if any, will be at the sole discretion of the Company;

(d) the grant of the option and my participation in the Employee Stock Purchase Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Parent or Subsidiary of the Company and shall not interfere with the ability of the Company, the Employer or any such Parent or Subsidiary to terminate my employment relationship (if any);

(e) I am voluntarily participating in the Employee Stock Purchase Plan;

(f) the Employee Stock Purchase Plan and the shares of Common Stock purchased under the Employee Stock Purchase Plan are not intended to replace any pension rights or compensation;

(g) the Employee Stock Purchase Plan and the shares of Common Stock subject to the Employee Stock Purchase Plan, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h) unless otherwise agreed with the Company, the shares of Common Stock subject to the Employee Stock Purchase Plan, and the income and value of same, are not granted as consideration for, or in connection with, the service I may provide as a director of a Parent or Subsidiary of the Company;

(i) the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty and the value of the shares of Common Stock purchased under the Employee Stock Purchase Plan may increase or decrease in the future, even below the Purchase Price;

(j) no claim or entitlement to compensation or damages shall arise from forfeiture of the option under the Employee Stock Purchase Plan resulting from termination of my employment with the Company, any Parent or Subsidiary of the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any);

(k) in the event of termination of my employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), unless otherwise provided in the Employee Stock Purchase Plan or determined by the Company, my right to participate in the Employee Stock Purchase Plan and my option to purchase shares of Common Stock, if any, will terminate effective as of the date I cease to actively provide services and will not be extended by any notice period (e.g., employment would not include any contractual notice or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any); the Board or Committee, as applicable, shall have exclusive discretion to determine when I am no longer actively employed for purposes of my option; and

(l) I acknowledge and agree that the Company, any Parent or Subsidiary of the Company and the Employer shall not be liable for any foreign exchange rate fluctuation between my local currency and the United States Dollar that may affect the value of the shares of Common Stock or any amounts due to me pursuant to the purchase of the shares or the subsequent sale of any shares of Common Stock purchased under the Employee Stock Purchase Plan.

10. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the Employee Stock Purchase Plan, or my purchase or sale of shares of Common Stock. I am hereby advised to consult with my own personal tax, legal and financial advisors regarding my participation in the Employee Stock Purchase Plan before taking any action related to the Employee Stock Purchase Plan.

11. I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data in connection with my participation in the Company’s stock plans, including any information described in this Global Subscription Agreement, the Employee Stock Purchase Plan, the 2006 Long Term Incentive Plan and other related materials (“Data”) by and among, as applicable, the Employer, the Company and any Parent or Subsidiary of the Company for the exclusive purpose of implementing, administering and managing my participation in the Company’s stock plans.

I understand that the Company and the Employer may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options and rights to Company’s stock or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested, or outstanding in my favor, for the exclusive purpose of implementing, administering and managing the Company’s stock plans.

I understand that Data will be transferred to the Company’s designated broker or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Company’s stock plans. I understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than my country. I understand that if I reside outside the United States, I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, the designated broker and any other possible recipients which may assist the Company, (presently or in the future) with implementing, administering and managing the Company’s stock plans to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Company's stock plans. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Company’s stock plans. I understand that if I reside outside the United States I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant me the option to purchase shares of Common Stock under the Company’s stock plans or other equity awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Company’s stock plans. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

12. The option and the provisions of this Global Subscription Agreement are governed by, and subject to, the laws of the State of California, without regard to the conflict of law provisions.

For purposes of any action, lawsuit or other proceedings brought to enforce this Global Subscription Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

13. If I have received this Global Subscription Agreement or any other document related to the Employee Stock Purchase Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

14. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Employee Stock Purchase Plan by electronic means. I hereby consent to receive such documents by electronic delivery and agree to participate in the Employee Stock Purchase Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15. The provisions of this Global Subscription Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

16. Notwithstanding any provisions in this Global Subscription Agreement, my participation in the Employee Stock Purchase Plan shall be subject to any special terms and conditions set forth in any Appendix to this Global Subscription Agreement for my country of residence. Moreover, if I relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to me, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Global Subscription Agreement.

17. The Company, at its option, may elect to terminate, suspend or modify the terms of the Employee Stock Purchase Plan at any time, to the extent permitted by the Employee Stock Purchase Plan. I agree to be bound by such termination, suspension or modification regardless of whether notice is given to me of such event, subject in any case to my right to timely withdraw from the Employee Stock Purchase Plan in accordance with the Employee Stock Purchase Plan withdrawal procedures then in effect. In addition, the Company reserves the right to impose other requirements on my participation in the Employee Stock Purchase Plan, on any shares of Common Stock purchased under the Employee Stock Purchase Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require me to sign any additional subscription agreements or undertakings that may be necessary to accomplish the foregoing.

18. I acknowledge that a waiver by the Company of breach of any provision of this Global Subscription Agreement shall not operate or be construed as a waiver of any other provision of this Global Subscription Agreement, or of any subsequent breach by me or any other Employee Stock Purchase Plan participant.
I UNDERSTAND THAT THIS GLOBAL SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME. BY SIGNING OR OTHERWISE ACCEPTING THIS GLOBAL SUBSCRIPTION AGREEMENT, I HEREBY AGREE TO BE BOUND BY THE TERMS OF THE EMPLOYEE STOCK PURCHASE PLAN AND THIS GLOBAL SUBSCRIPTION AGREEMENT AS MODIFIED OR SUPPLEMENTED BY THE TERMS OF THE ATTACHED APPENDIX WITH RESPECT TO MY COUNTRY OF RESIDENCE.
Dated:_________________________    _________________________
Signature of Employee

APPENDIX
TO THE
NETGEAR, INC.
2003 EMPLOYEE STOCK PURCHASE PLAN
GLOBAL SUBSCRIPTION AGREEMENT
Terms and Conditions
This Appendix includes additional terms and conditions that govern the option granted to you under the Employee Stock Purchase Plan if you work in one of the countries listed below. If you are a citizen or resident of a country (or if you are considered as such for local law purposes) other than the one in which you are currently working or if you move to another country after your option to purchase shares under the Employee Stock Purchase Plan is granted, the Company will, in its discretion, determine the extent to which the terms and conditions in this Appendix will apply to you.
Unless otherwise provided below, capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Employee Stock Purchase Plan and the Global Subscription Agreement, as applicable.
Notifications
This Appendix also includes notifications regarding certain other issues of which you should be aware with respect to the option granted to you under the Employee Stock Purchase Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your purchase of shares of Common Stock under the Employee Stock Purchase Plan because the information may be out of date at the time that you purchase shares or subsequently sell such shares.
In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of any particular result. Further, if you are a citizen or resident of a country (or if you are considered as such for local law purposes) other than the one in which you are currently working or if you move to another country after your option to purchase shares under the Employee Stock Purchase Plan is granted, the information contained herein may not be applicable to you. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

ALL COUNTRIES
Notifications
Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., the option) under the Employee Stock Purchase Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You are responsible for complying with any applicable restrictions and are advised to speak with your personal legal advisor on this matter.
Foreign Asset/Account Reporting; Exchange Controls. Your country may have certain foreign asset and/or account reporting requirements and/or exchange controls that may affect your ability to acquire or hold shares of Common Stock under the Employee Stock Purchase Plan or cash received from participating in the Employee Stock Purchase Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Employee Stock Purchase Plan to your country through a designated bank or broker and/or within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you are advised to consult your personal legal advisor for any details.
AUSTRALIA
Notifications
Australian Offer Document. This offer of options to purchase shares of Common Stock under the Employee Stock Purchase Plan is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the offer of options to purchase shares of Common Stock to Australian-resident employees, which will be provided to you with the Global Subscription Agreement, including this Appendix.
AUSTRIA
Terms and Conditions

Interest Waiver. By accepting the option to purchase shares, enrolling in the Employee Stock Purchase Plan and accepting the terms of the Global Subscription Agreement, I unambiguously agree to waive any right to interest paid with respect to payroll deductions accumulated over an Offering Period.

Notifications

Exchange Control Information. If you hold shares of Common Stock acquired under the Employee Stock Purchase Plan outside Austria (even if you hold them outside of Austria with an Austrian bank), you must submit an annual report to the Austrian National Bank using the form “Standmeldung/Wertpapiere.” An exemption applies if the value of the shares held outside Austria as of December 31 does not exceed €5,000,000 or the value of the shares as of any quarter does not exceed €30,000,000. If the former threshold is exceeded, annual reporting obligations are imposed, whereas if the latter threshold is exceeded, quarterly reports must be submitted. The deadline for filing the annual report is March 31 of the following year.

When the shares of Common Stock are sold, there may be exchange control obligations if the cash received is held outside Austria, as a separate reporting requirement applies to any non-Austrian cash accounts. If the transaction volume of all of your cash accounts abroad exceeds €3,000,000, the movements and the balance of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month, using the form “Meldungen SI-Forderungen und/oder SI-Verpflichtungen.” If the transaction value of all cash accounts abroad is less than €3,000,000, no ongoing reporting requirements apply. You are responsible for complying with applicable reporting obligations and should speak with your personal legal advisor in this regard.

Consumer Protection Information. You may be entitled to revoke this Global Subscription Agreement on the basis of the Austrian Consumer Protection Act (the “Act”) under the conditions listed below, if the Act is considered to be applicable to the Global Subscription Agreement and the Employee Stock Purchase Plan:

(i) The revocation must be made within one week after you enroll in the Employee Stock Purchase Plan and agree to the Global Subscription Agreement.

(ii) The revocation must be in written form. It is sufficient if you return the Global Subscription Agreement to the Company or the Company’s representative with language that can be understood as your refusal to honor the Global Subscription Agreement, provided the revocation is sent within the period noted above.

BELGIUM
Due to legal constraints, the Employee Stock Purchase Plan is not offered to employees resident in Belgium.
BRAZIL
Terms and Conditions
Authorization for Transmission of Funds. I agree to execute the letter of authorization provided below and any other agreements or consents that may be required to enable the Employer, the Company and any Parent or Subsidiary of the Company to remit accumulated payroll deductions from Brazil to the United States for the purchase of shares of Common Stock. I understand that if I fail to execute the letter of authorization or any other agreements or consents that may be required for the remittance of payroll deductions, I will not be able to participate in the Employee Stock Purchase Plan.
Compliance with Law. By enrolling in the Employee Stock Purchase Plan and accepting the terms of the Global Subscription Agreement, I acknowledge and agree to comply with all applicable Brazilian laws and pay any and all applicable Tax-Related Items associated with the purchase and sale of shares of Common Stock acquired pursuant to the Employee Stock Purchase Plan.
Notifications
Foreign Asset/Account Reporting Information. If you are a resident or domiciled in Brazil, you are required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include shares of Common Stock acquired under the Employee Stock Purchase Plan.

NETGEAR, INC.
2003 EMPLOYEE STOCK PURCHASE PLAN

AUTHORIZATION

To: Netgear do Brasil Produtos Eletronicos Ltda, Av. Dr Chucri Zidan, 920-90 Andar, Edificio Market Tower - Torre 1, Morumbi - 04583-904, Sao Paulo, Brasil

I, ____________________________, [print full name and ID number], hereby authorize Netgear do Brasil Produtos Eletronicos Ltda, my employer, to remit funds, on my behalf, to the United States of America, to purchase shares of Common Stock of NETGEAR, Inc., as provided by Ruling No. 3,280/05 of the Central Bank, under the terms of the NETGEAR, Inc. 2003 Employee Stock Purchase Plan.

Signed at ________________________________________
[insert city, country]

on _____________________________________, 201____

________________________________________________
Signature

CANADA
Notifications
Securities Law Information. You are permitted to sell shares of Common Stock purchased under the Employee Stock Purchase Plan through the designated broker appointed by the Company, provided that such sale takes place outside of Canada through facilities of a stock exchange on which the shares of Common Stock are listed. The shares of Common Stock are listed on the NASDAQ Global Select Market under the ticker symbol “NTGR.”
Foreign Asset/Account Reporting Information. Canadian residents are required to report foreign property, including shares of Common Stock and rights to receive shares of Common Stock (e.g. options granted or shares of Common Stock acquired under the Employee Stock Purchase Plan) in a non-Canadian company, on Form T1135 (Foreign Income Verification Statement), on an annual basis, if the total cost of the individual’s foreign property exceeds C$100,000 at any time during the year. Thus, if the C$100,000 cost threshold is exceeded by other foreign property held by the individual, options must be reported. Such options may be reported at a nil cost.
For purposes of the reporting, shares of Common Stock acquired under the Plan may be reported at their adjusted cost bases. The adjusted cost basis of a share of Common Stock is generally equal to the fair market value of such share of Common Stock at the time of acquisition; however, if the individual owns other shares of Common Stock (e.g., acquired under other circumstances or at another time), the adjusted cost basis may be different.
You are advised to consult your personal tax advisor to determine your exact reporting requirements in this regard.
CZECH REPUBLIC
Terms and Conditions
Authorization for Participation the Employee Stock Purchase Plan. I hereby authorize the Employer to make payroll deductions from each of my paychecks in that percentage of my Compensation (up to 10%, including base earnings, commissions, bonuses, overtime and shift premiums) that I have specified in the Global Subscription Agreement. Upon request of the Company or the Employer, I agree to execute an Employee Stock Purchase Plan participation consent form or any other agreements or consents that may be required by the Employer or the Company in connection with this authorization, either now or in the future. I understand I will not be able to participate in the Employee Stock Purchase Plan if I fail to execute any such consent or agreement.
Notifications
Exchange Control Information. The Czech National Bank (“CNB”) may require you to fulfill certain notification duties in relation to the purchase of shares of Common Stock and the opening and maintenance of a foreign account. In addition, you may need to report the following even in the absence of a request from the CNB: foreign direct investments with a value of CZK 2,500,000 or more in the aggregate or other foreign financial assets with a value of CZK 200,000,000 or more. However, because exchange control regulations may change without notice, you should speak with your personal legal advisor prior to the purchase or the sale of shares to ensure compliance with current regulations. You are solely responsible for complying with applicable notification obligations.
DENMARK
Terms and Conditions
Danish Stock Option Act. By accepting the option to purchase shares of Common Stock and enrolling in the Employee Stock Purchase Plan, I acknowledge that I have received the Employer Statement translated into Danish and set forth below, which is being provided to comply with the Danish Stock Option Act.
Notifications
Foreign Asset/Account Reporting Information. If you establish an account holding shares or cash outside Denmark, you must report the account to the Danish Tax Administration. The form which should be used in this respect may be obtained from a local bank. (Please note that these obligations are separate from and in addition to the securities/tax obligations described below.)

Securities/Tax Reporting Information. You may hold Shares acquired under the Plan in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the Shares are held with a non-Danish broker or bank, you acknowledge that you are required to inform the Danish Tax Administration about the account. For this purpose, you must file a Declaration V (Erklaering V) with the Danish Tax Administration. Both the bank/broker and you must sign the Declaration V. By signing the Declaration V, the bank/broker undertakes an obligation, without further request each year not later than February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the account. In the event that the applicable broker or bank with which the account is held does not wish to, or pursuant to the laws of the country in question, is not allowed to assume such obligation to report, you acknowledge that you are solely responsible for providing certain details regarding the foreign brokerage or bank account and any Shares acquired under the Employee Stock Purchase Plan and held in such account to the Danish Tax Administration as part of your annual income tax return. By signing the Form V, you authorize the Danish Tax Administration to examine the account. A sample of the Declaration V can be found at the following website: www.skat.dk/getFile.aspx?Id=47392.
In addition, when you open a deposit account or a brokerage account other foreign bank for the purpose of holding cash outside of Denmark, the bank or brokerage account, as applicable, will be treated as a deposit account because cash can be held in the account. Therefore, you must also file a Declaration K (Erklaering K) with the Danish Tax Administration. Both the bank/broker and you must sign the Declaration K. By signing the Declaration K, the bank/broker undertakes an obligation, without further request each year, not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the deposit account. In the event that the applicable financial institution (broker or bank) with which the account is held, does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, you acknowledge that you are solely responsible for providing certain details regarding the foreign brokerage or bank account to the Danish Tax Administration as part of your annual income tax return. By signing the Declaration K, you authorize the Danish Tax Administration to examine the account. A sample of Declaration K can be found at the following website: www.skat.dk/getFile.aspx?Id=42409&newwindow=true.

EMPLOYER STATEMENT
Pursuant to Section 3(1) of the Act on Stock Options in employment relations (the "Stock Option Act"), you are entitled to receive the following information regarding the NETGEAR, Inc. 2003 Employee Stock Purchase Plan (the “ESPP”) in a separate written statement.
This statement contains information applicable to your participation in the ESPP, as required under the Stock Option Act. Additional terms and conditions of the ESPP are described in the ESPP and other subscription materials, which have been made available to you. In the event of a conflict between a provision contained in this Employer Statement and provisions contained in the ESPP subscription materials, this Employer Statement shall prevail. Capitalized terms used but not defined herein, shall have the same meaning as terms defined in the ESPP.
1. Time of grant of right to purchase stock under the ESPP
Provided you are eligible to participate in the ESPP and decide to enroll in the ESPP, consistent with the requirements of the Stock Option Act and the ESPP, you will be granted a right to purchase shares of stock of NETGEAR, Inc. (the “Company”) at the beginning of each Offering Period, as defined in the ESPP, as long as your remain enrolled in the ESPP.
For each Offering Period, you may elect to have payroll deductions from each paycheck in the amount of a specific percentage of your Compensation on each payday (from 1 to 10%). Your participation in the ESPP is subject to the additional terms and conditions provided in the ESPP materials.
2. Terms or conditions for grant of a right to future purchases of stock.
The ESPP is offered at the discretion of the Company’s Board of Directors. The Company may terminate, suspend or amend the ESPP at any time and without the consent of the participating employees.
3. Purchase Date
On the last day of each Offering Period, or the next trading day, if the last day is not a trading day (i.e., the Exercise Date), shares of common stock of the Company will automatically be purchased for you with your accumulated payroll deductions. The number of shares purchased will depend upon the Purchase Price, as defined below, and the amount of accumulated payroll deductions. You will become the immediate owner of the shares purchased and you may then sell your shares at any time.
4. Purchase Price
The Purchase Price per share shall mean an amount equal to 85% of the lesser of (a) the Fair Market Value, as defined in the ESPP, of a share of common stock on the Offering Date; or (b) the Fair Market Value, as defined in the ESPP, of a share of common stock on the Exercise Date.
5. Your rights upon termination of employment
Pursuant to the Stock Option Act, the treatment of your ESPP rights upon termination of employment will be determined under Sections 4 and 5 of the Stock Option Act unless the terms contained in the ESPP and the subscription materials are more favorable to you than Sections 4 and 5 of the Stock Option Act. If the terms contained in the ESPP and the subscription materials are more favorable to you, then such terms will govern the treatment of your ESPP rights upon termination of employment.
6. Financial aspects of participating in the ESPP
Aside from the payroll deductions which will start after you enroll in the ESPP, the ESPP offering has no immediate financial consequences for you. The value of the shares purchased for you under the ESPP are not taken into account when calculating holiday allowances, pension contributions or other statutory consideration calculated on the basis of salary.
Shares of stock are financial instruments and investing in stock will always have financial risk. The possibility of profit at the time you sell your shares will not only be dependent on the Company’s financial development, but also on the general development of the stock market, among other things. In addition, after you purchase shares, the shares could decrease in value even below the Purchase Price.
Stock Plan Services
NETGEAR, Inc.
San Jose, California

ARBEJDSGIVERERKLÆRING
I henhold til § 3, stk. 1, i lov om brug af køberet eller tegningsret mv. i ansættelsesforhold ("Aktieoptionsloven") er du berettiget til i en særskilt skriftlig erklæring at modtage følgende oplysninger vedrørende NETGEAR, Inc.'s medarbejderaktieordning "2003 Employee Stock Purchase Plan" (i det følgende kaldet "ESPP").
Denne erklæring indeholder de i henhold til Aktieoptionsloven krævede oplysninger vedrørende din deltagelse i ESPP. Yderligere kriterier og betingelser for ordningen er beskrevet i ESPP og det andet tegningsmateriale, som du har fået udleveret. I tilfælde af uoverensstemmelser mellem en bestemmelse i denne Arbejdsgivererklæring og bestemmelserne i ESPP-tegningsmaterialet skal denne Arbejdsgivererklæring have forrang. Begreber, der står med stort begyndelsesbogstav i denne Arbejdsgivererklæring, men som ikke er defineret heri, har samme betydning som de i ESPP definerede begreber.
1. Tidspunktet for tildeling af retten til at købe aktier i henhold til ESPP
Forudsat at du er berettiget til at deltage i ESPP samt beslutter dig for at tilmelde dig ESPP, vil du i overensstemmelse med kravene i Aktieoptionsloven og ESPP få tildelt en ret til at købe aktier i NETGEAR, Inc. ("Selskabet") ved starten af hver Udbudsperiode (som defineret i ESPP), så længe du vedbliver at være tilmeldt ESPP.
For hver Udbudsperiode kan du vælge, at der i forbindelse med hver lønudbetaling fra din løn trækkes et beløb svarende til en bestemt procentdel af dit Vederlag (fra 1 til 10%). Din deltagelse i ESPP er underlagt de yderligere kriterier og betingelser, som fremgår af ESPP-materialet.
2. Kriterier eller betingelser for tildeling af retten til senere at købe aktier
ESPP udbydes efter Selskabets bestyrelses frie skøn. Selskabet har til enhver tid ret til at ophæve, afbryde eller ændre ESPP uden de deltagende medarbejderes samtykke.
3. Købsdato
På den sidste dag i hver Udbudsperiode, eller, hvis denne dag ikke er en handelsdag, på den næstfølgende handelsdag efter den sidste dag i hver Udbudsperiode (dvs. Udnyttelsesdatoen) vil der automatisk blive købt ordinære aktier i Selskabet til dig for det akkumulerede beløb, der er fratrukket dine lønudbetalinger. Antallet af købte aktier afhænger af Købskursen (som defineret nedenfor) og det akkumulerede beløb, der er fratrukket dine lønudbetalinger. Du bliver den umiddelbare ejer af de købte aktier, og du kan til enhver tid sælge dine aktier.
4. Købskurs
Købskursen pr. aktie betyder et beløb svarende til 85% af det laveste af de to følgende beløb: (a) Markedskursen (som defineret i ESPP) på en ordinær aktie på Udbudsdatoen eller (b) Markedskursen (som defineret i ESPP) på en ordinær aktie på Udnyttelsesdatoen.
5. Din retsstilling i forbindelse med fratræden
I henhold til Aktieoptionsloven vil dine ESPP-rettigheder i tilfælde af dit ansættelsesforholds ophør blive behandlet i overensstemmelse med Aktieoptionslovens §§ 4 og 5, medmindre vilkårene i Planen og tegningsmaterialet er mere favorable for dig end Aktieoptionslovens §§ 4 og 5. Såfremt vilkårene i ESPP og tegningsmaterialet er mere favorable for dig, vil det være disse vilkår, der er gældende for, hvordan dine ESPP-rettigheder behandles i forbindelse med dit ansættelsesforholds ophør.
6. Økonomiske aspekter ved at deltage i ESPP
Bortset fra de fradrag i din løn, der vil blive påbegyndt, når du har tilmeldt dig ESPP, har ESPP-udbuddet ikke nogen umiddelbare økonomiske konsekvenser for dig. Værdien af de aktier, der købes til dig i henhold til ESPP, indgår ikke i beregningen af feriepenge, pensionsbidrag eller øvrige vederlagsafhængige lovpligtige ydelser.
Aktier er finansielle instrumenter, og investering i aktier vil altid være forbundet med en økonomisk risiko. Muligheden for en gevinst på det tidspunkt, hvor du sælger dine aktier, afhænger ikke kun af Selskabets økonomiske udvikling, men også bl.a. af den generelle udvikling på aktiemarkedet. Derudover kan aktiernes værdi efter købstidspunktet falde til en værdi, der ligger under Købsprisen.
Aktieordningsadministrationen
NETGEAR, Inc.
San Jose, Californien

FRANCE
Terms and Conditions
Payroll Deduction Authorization. I hereby authorize payroll deductions from each paycheck in the in the amount of the elected percentage of my Compensation on each payday (from 0 to 10%) during the Offering Period in accordance with the Employee Stock Purchase Plan. (Please note that no fractional percentages are permitted.)

Autorisation de Participation au Plan. J’autorise les prélèvements sur mes salaires sur chaque bulletin de paie, d'un montant correspondant au pourcentage choisi sur la base de mes Salaires, à chaque date de paiement de ces salaires (de 0 à 10%) durant la Période d'Offre, ce, conformément aux dispositions du Plan. (Veuillez noter que les fractions de pourcentage ne sont pas autorisées)

Language Consent. By enrolling in the Employee Stock Purchase Plan and making my enrollment elections, I confirm having read and understood the documents relating to the right to purchase Common Stock (the Employee Stock Purchase Plan, the Global Subscription Agreement and this Appendix) which were provided to me in the English language. I accept the terms of those documents accordingly.

Consentement relatif à la Langue utilisée. En participant au Plan et en indiquant en ligne mes choix de participation, je confirme avoir lu et compris les documents relatifs à cette attribution de droits d’achat des Actions de la Société (le Plan, le Formulaire de Participation et la présente Annexe) qui m'ont été communiqués en langue anglaise. J'accepte les termes de ces documents en connaissance de cause.
Notifications
Foreign Asset/Account Reporting Information. You are permitted to hold shares of Common Stock acquired under the Employee Stock Purchase Plan outside of France, provided that you declare all foreign accounts, whether open, current or closed, on your annual income tax return.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported electronically to the German Federal Bank (Bundesbank) on a monthly basis. In case of payments in connection with securities (including proceeds realized upon the sale of shares of Common Stock), the report must be made by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. You are responsible for making this report.
HONG KONG
Terms and Conditions
Restriction on Sale of Shares of Common Stock. I agree that I will not dispose of any shares of Common Stock acquired under the Employee Stock Purchase Plan prior to the six-month anniversary of the beginning of the relevant Offering Period under which such shares were acquired.
Notifications
Securities Law Notice. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You should exercise caution in relation to the offer. If you are in any doubt about any of the contents of the Global Subscription Agreement, including this Appendix, or the Employee Stock Purchase Plan, you should obtain independent professional advice. The grant of options to purchase shares of Common Stock under the Employee Stock Purchase Plan does not constitute a public offering of securities under Hong Kong law and is available only to Eligible Employees of the Company and its Parent and Subsidiaries. The Global Subscription Agreement, including this Appendix, the Employee Stock Purchase Plan and any other incidental communication materials distributed to you in connection with the Employee Stock Purchase Plan have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and are intended only for the personal use of each Eligible Employee and may not be distributed to any other person.

INDIA
Due to legal constraints, the Employee Stock Purchase Plan is not offered to employees resident in India.
IRELAND
Terms and Conditions
Nature of Grant. The following provision supplements Section 9 of the Global Subscription Agreement:
By participating in the Employee Stock Purchase Plan, I acknowledge and agree that the benefits received under the Employee Stock Purchase Plan will not be taken into account for any redundancy or unfair dismissal claim.
Notifications
Director Notification Information. If you are a director, associate or shadow director of a Parent or Subsidiary in Ireland and your interests in the Company represent more than 1% of the Company’s voting share capital, you must notify such Irish Parent or Subsidiary in writing within five business days of receiving or disposing of an interest in the Company (e.g., the option, shares of Common stock, etc.), within five business days of becoming aware of the event giving rise to the notification requirement, or within five days of becoming a director or secretary (if such an interest exists at the time). This notification requirement also applies with respect to the interests of your spouse or children under the age of 18 (whose interests will be attributed to you if you are a director, shadow director or secretary).
ITALY
Terms and Conditions
Data Privacy. The following provisions replace Section 11 of the Global Subscription Agreement:
I understand that the Employer, the Company, and any Parent or Subsidiary of the Company may hold certain personal information about me, including my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships I hold in the Company, details of the Employee Stock Purchase Plan or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor (“Data”), for the exclusive purpose of managing and administering the Employee Stock Purchase Plan.
I also understand that providing the Company with the Data is necessary for the performance of the Employee Stock Purchase Plan and that my refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect my ability to participate in the Employee Stock Purchase Plan. The Controller of personal data processing is NETGEAR, Inc., with registered offices at 350 E Plumeria Drive, San Jose, California, 95134, United States of America, and, pursuant to D.lgs 196/2003, its representative in Italy is Netgear International Inc Sede Secondaria, with branch registered at Piazza Filippo Meda, 3, 20121 Milan, Italy.
I understand that my Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Employee Stock Purchase Plan. I further understand that the Company and any Parent or Subsidiary of the Company will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of my participation in the Employee Stock Purchase Plan, and that the Company and any Parent or Subsidiary of the Company may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Employee Stock Purchase Plan, including any requisite transfer to a broker or another third party with whom I may elect to deposit any shares of Common Stock acquired under the Employee Stock Purchase Plan. Such recipients may receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing my participation in the Employee Stock Purchase Plan. I understand that these recipients may be located in the European Economic Area, or elsewhere, such as the U.S. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Employee Stock Purchase Plan, it will delete my Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Employee Stock Purchase Plan.
I understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of my Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require my consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Employee Stock Purchase Plan. I understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, I have the right to, including but not limited to, access, delete, update, ask for rectification of my Data and cease, for legitimate reason, the Data processing. Furthermore, I am aware that my Data will not be used for direct marketing purposes. In addition, the Data provided may be reviewed and questions or complaints can be addressed by contacting my human resources department.
Employee Stock Purchase Plan Document Acknowledgment. In participating in the Employee Stock Purchase Plan, I acknowledge that I have received a copy of the Employee Stock Purchase Plan and the Global Subscription Agreement and have reviewed the Employee Stock Purchase Plan and the Global Subscription Agreement, including this Appendix, in their entirety and fully understand and accept all provisions of the Employee Stock Purchase Plan and the Global Subscription Agreement. I further acknowledge that I have read and specifically and expressly approve the following sections of the Global Subscription Agreement: Section 2; Section 3; Section 8; Section 9; Section 12; Section 13; Section 14; Section 16; and - the above Data Privacy notice which replaces Section 11 of the Global Subscription Agreement.
Notifications
Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including shares of Common Stock) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions. You are responsible for complying with this reporting obligation and should speak with your personal legal advisor in this regard.
JAPAN
Notifications
Foreign Asset/Account Reporting Information. You are required to report details of any assets held outside of Japan (including any shares of Common Stock acquired under the Employee Stock Purchase Plan) as of December 31 to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15 each year. You are responsible for complying with this reporting obligation and are advised to speak with your personal legal advisor in this regard.
KOREA
Due to legal constraints, the Employee Stock Purchase Plan is not offered to employees resident in Korea.
MEXICO
Terms and Conditions
Labor Law Policy and Acknowledgment. I expressly recognize that the Company, with registered offices at 350 E Plumeria Drive, San Jose, California, 95134, USA, is solely responsible for the administration of the Employee Stock Purchase Plan and that my participation in the Employee Stock Purchase Plan and purchase of shares of Common Stock does not constitute an employment relationship between myself and the Company since I am participating in the Employee Stock Purchase Plan on a wholly commercial basis. Based on the foregoing, I expressly recognize that the Employee Stock Purchase Plan and the benefits that I may derive from participation in the Employee Stock Purchase Plan do not establish any rights between myself and the Employer and do not form part of the employment conditions and/or benefits provided by the Employer and any modification of the Employee Stock Purchase Plan or its termination shall not constitute a change or impairment of the terms and conditions of my employment.
I further understand that my participation in the Employee Stock Purchase Plan is as a result of a unilateral and discretionary decision of the Company, therefore, the Company reserves the absolute right to amend and/or discontinue my participation at any time without any liability to me.
Finally, I hereby declare that I do not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Employee Stock Purchase Plan or the benefits derived under the Employee Stock Purchase Plan, and I therefore grant a full and broad release to the Company, its branches, representation offices, shareholders, officers, agents or legal representatives and any Parent or Subsidiary of the Company with respect to any claim that may arise.

Reconocimiento de Ausencia de Relación Laboral y Declaración de la Política.
Reconozco expresamente que la Compañía, con sus oficinas registradas en 350 E Plumeria Drive, San Jose, California, 95134, U.S.A., es el único responsable de la administración del plan de compra y que mi participación en el mismo y la compra de Acciones no constituye de ninguna manera una relación laboral entre mi persona y la Compañía, dado que mi participación en el plan de compra deriva únicamente de una relación comercial. Derivado de lo anterior, expresamente reconozco que el plan de compra y los beneficios que pudieran derivar del mismo no establecen ningún derecho entre mi persona y el empleador y no forman parte de las condiciones laborales y/o prestaciones otorgadas por el empleador, y cualquier modificación al plan de compra o la terminación del mismo no podrá ser interpretada como una modificación o degradación de los términos y condiciones de mi trabajo.
Asimismo, entiendo que mi participación en el plan de compra es resultado de la decisión unilateral y discrecional de la Compañía, por lo tanto, la Compañía se reserva el derecho absoluto para modificar y/o terminar mi participación en cualquier momento, sin ninguna responsabilidad para mi persona.
Finalmente, manifiesto que no me reservo ninguna acción o derecho que origine una demanda en contra de la Compañía, por cualquier compensación o daño en relación con cualquier disposición del plan de compra o de los beneficios derivados del mismo, y en consecuencia otorgo un amplio y total finiquito a la Compañía, sus sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales o de cualquier Padre o Subsidiaria con respecto a cualquier demanda que pudiera surgir.
NETHERLANDS

NEW ZEALAND
Due to legal constraints, the Employee Stock Purchase Plan is not offered to employees resident in New Zealand.
NORWAY
There are no country-specific provisions.
POLAND
Terms and Conditions
Authorization for Payroll Deductions. I understand that as a condition of my participation in the Employee Stock Purchase Plan, I will be required to execute the attached Consent for Deduction form. I understand that I must print out the form, sign and date the form in the applicable places, scan the executed form and email it to the Company at the following address: 350 E Plumeria Drive, San Jose, California, 95134, U.S.A. I understand that I will not be able to participate in the Employee Stock Purchase Plan until the Company receives my executed form.
Notifications
Exchange Control Information. Polish residents holding foreign securities (including shares of Common Stock) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds PLN 7,000,000. If required, the reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland. In addition, transfers of funds into and out of Poland in excess of €15,000 must be made via a bank account held at a bank in Poland. You are responsible for complying with this reporting obligation and should speak with your personal legal advisor in this regard.

CONSENT FOR DEDUCTION (POLAND)	ZGODA NA POTRĄCENIE (POLAND)
I, the undersigned, in order to participate in the NETGEAR, Inc. 2003 Employee Stock Purchase Plan (“Plan”), authorize my employer Netgear Poland Sp. z.o.o. to withhold payroll deductions in the amount of ___% of my Compensation, or such other percentage as subsequently selected by me under the Plan. I understand that this amount must not be less than 1% and not more than 10% of my Compensation for any Offering Period with the reservation that the deductions are made in accordance with the applicable provisions of the Polish labor law.

Ja niżej podpisany, w celu uczestnictwa w NETGEAR, Inc. 2003 Employee Stock Purchase Plan (“Plan”), upoważniam mojego pracodawcę Netgear Poland Sp. z.o.o. do potrącenia kwoty w wysokości ___% z mojego Wynagrodzenia lub inny procent wskazany przeze mnie w umowie przystąpienia do Planu. Przyjmuję do wiadomości, iż ta kwota nie może być mniejsza niż 1% i większa niż 10% mojego Wynagrodzenia w każdym Okresie Oferty z zastrzeżeniem, że potrącenia będą dokonywane zgodnie z obowiązującymi przepisami polskiego prawa pracy.

I acknowledge and agree that any past payroll deductions from my Compensation with respect to my participation in the Plan complied with Polish law and that I authorized all such deductions.
Niniejszym potwierdzam i zgadzam się z tym, że jakiekolwiek przeszłe potrącenia z mojego wynagrodzenia dokonane w związku z moim uczestnictwem w Planie były zgodne z polskim prawem i że wyraziłem/am na nie zgodę.

All the terms written in capital letters shall have the meanings given to them in the Plan.	Wszystkie terminy pisane wielkimi literami mają znaczenie przypisane im w ramach Planu.
In case of any discrepancies between the Polish language version of this document and its English language version, the Polish language version shall prevail.	W przypadku jakichkolwiek rozbieżności pomiędzy polską a angielską wersją językową niniejszego dokumentu, wersja polska ma charakter wiążący.

Employee	Date

RUSSIA
Terms and Conditions
Authorization for Participation in the Employee Stock Purchase Plan. I agree to act in accordance with any procedures established by the Company to comply with the exchange control regulations in Russia and to provide a power of attorney (if I have not already done so) or any other agreements or consents that may be required by the Company to facilitate my participation in the Employee Stock Purchase Plan. I understand that if I fail to comply with required procedures or to execute a power of attorney or any other required agreement or consent, I will not be able to participate in the Employee Stock Purchase Plan.
U.S. Transaction. I understand that acceptance of the Global Subscription Agreement results in a contract between me and the Company completed in the United States and that the Global Subscription Agreement is governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. I understand that, upon purchase of the shares of Common Stock under the Employee Stock Purchase Plan, any such shares shall be delivered to me through a brokerage account in the United States and in no event will such shares be delivered to me in Russia. Further, I acknowledge and agree that I am not permitted to sell the shares directly to other Russian legal entities or individuals.
Data Privacy Acknowledgement. I hereby acknowledge that I have read and understood the terms regarding collection, processing and transfer of my Data contained in Section 11 of the Global Subscription Agreement and agree that, by enrolling in the Employee Stock Purchase Plan, I am agreeing to such terms. In this regard, upon request of the Company, I agree to provide any executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Company) that the Company may deem necessary to obtain under the data privacy laws in my country, either now or in the future. I understand I may not be permitted to participate in the Employee Stock Purchase Plan if I fail to execute any such consent or agreement.
Notifications
Exchange Control Information. You must comply with exchange control laws in Russia and are required to repatriate to Russia the proceeds from the sale of shares or any dividends paid on such shares within a reasonably short time of receipt. Such proceeds must be initially credited to a foreign currency account opened in your name at an authorized bank in Russia and that after you initially receive the funds in Russia, you may further remit the funds to foreign banks, subject to the following limitations: (i) the foreign account may be opened only for individuals; (ii) the foreign account may not be used for business activities; and (iii) the Russian tax authorities must be given notice about the opening/closing of each foreign account within one month of the account opening/closing. You should speak with your personal legal advisor before remitting proceeds realized from your participation in the Employee Stock Purchase Plan to Russia as exchange control requirements may change.
Securities Law Information. This Appendix, the Global Subscription Agreement, the Employee Stock Purchase Plan and all other materials that you may receive regarding participation in the Employee Stock Purchase Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Employee Stock Purchase Plan has not and will not be registered in Russia; hence, the securities described in any Employee Stock Purchas Plan-related documents may not be used for offering or public circulation in Russia. Finally, you are not permitted to sell or otherwise transfer shares acquired under the Employee Stock Purchase Plan directly to other individuals in Russia, nor are you permitted to bring any certificates representing the shares into Russia (if such certificates are issued).
Labor Law Information. If you continue to hold shares of Common Stock acquired under the Plan after an involuntary termination of your employment, you will not be eligible to receive unemployment benefits in Russia.
SINGAPORE
Due to legal constraints, the Employee Stock Purchase Plan is not offered to employees resident in Singapore.
SPAIN
Terms and Conditions
Nature of Grant. This provision supplements Section 9 of the Global Subscription Agreement:

By accepting the option to purchase shares and enrolling in the Employee Stock Purchase Plan, I consent to participation in the Employee Stock Purchase Plan and acknowledge that I have received a copy of the Employee Stock Purchase Plan.
I understand and agree that I will cease to be a participant in the Employee Stock Purchase Plan upon the termination of my status as an Eligible Employee for any reason (including for the reasons listed below) and my payroll deductions shall cease and be returned to me, without interest, as soon as administratively possible.
In particular, I understand and agree that I will no longer be able to participate in the Employee Stock Purchase Plan and any right to the shares of Common Stock will be forfeited upon the termination of my status as an Eligible Employee due to, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.
Furthermore, I understand that the Company has unilaterally, gratuitously and discretionally decided to grant options to purchase shares of Common Stock under the Employee Stock Purchase Plan to individuals who may be Eligible Employees. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Parent or Subsidiary of the Company on an ongoing basis. Consequently, I understand that the option to purchase shares of Common Stock is granted on the assumption and condition that the option and any shares of Common Stock purchased under the Employee Stock Purchase Plan are not part of any employment contract either with the Company or any Parent or Subsidiary of the Company and shall not be considered a mandatory benefit or salary for any purpose (including severance compensation). In addition, I understand that the option to purchase shares of Common Stock would not be granted to me but for the assumptions and conditions referred to herein; thus, I acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the option to purchase shares of Common Stock shall be null and void.
Notifications
Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the Employee Stock Purchase Plan or the shares of Common Stock acquired pursuant thereto. The Global Subscription Agreement (including this Appendix) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and it does not constitute a public offering prospectus.
Exchange Control Information. The acquisition of shares of Common Stock under the Employee Stock Purchase Plan must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. You are responsible for making this declaration and for declaring ownership of any shares of Common Stock with the Directorate of Foreign Transactions each January while the shares are owned. In addition, you must declare the sale of any shares to the DGCI within one month after the sale.
When receiving foreign currency payments derived from the ownership of any shares (i.e., dividends or sale proceeds), you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide the institution with the following information: (i) your name, address, and tax identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.
Foreign Asset/Account Reporting Information. You are required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.
Further, to the extent that you hold shares and/or have bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31 each year, you are required to report information on such assets on your tax return (tax form 720) for such year. After such rights or assets are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported rights or assets increases by more than €20,000. The report must be made by March 31 following the year for which the report is being made.

SWEDEN
There are no country-specific provisions.
SWITZERLAND
Notifications
Securities Law Information. The Employee Stock Purchase Plan is not intended to be publicly offered in or from Switzerland. Neither the Global Subscription Agreement, including this Appendix, nor any other materials relating to the offer constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither the Global Subscription Agreement, including this Appendix, nor any other materials relating to the offer may be publicly distributed nor otherwise made publicly available in Switzerland.
TAIWAN
Notifications
Exchange Control Information. You may acquire and remit foreign currency (including proceeds from the sale of shares of Common Stock) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank.
UNITED ARAB EMIRATES
Notifications
Securities Law Information. Participation in the Employee Stock Purchase Plan is being offered only to selected employees and is in the nature of providing equity incentives to employees in the United Arab Emirates. The Employee Stock Purchase Plan and the Global Subscription Agreement are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of the Employee Stock Purchase Plan or the Global Subscription Agreement, you should consult an authorized financial adviser. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Employee Stock Purchase Plan, and neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Employee Stock Purchase Plan or the Global Subscription Agreement nor taken any steps to verify the information set out therein and have no responsibility for such documents.
UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. The following supplements Section 8 of the Global Subscription Agreement:
I acknowledge and agree that, if payment or withholding of my income tax liability is not made within ninety (90) days of the end of the U.K. tax year in which the event giving rise to such liability occurs or such other period specified in Section 222(1)(c) of Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by me to the Employer, effective on the Due Date. I agree that the loan will bear interest at the then-current Official Rate of HM Revenue & Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to the Section 8 of the Global Subscription Agreement.
Notwithstanding the foregoing, if I am a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), I understand that I shall not be eligible for a loan from the Company or the Employer to cover the unpaid income tax liability. In in this case, I acknowledge that the amount of any income tax not collected from or paid by me by the Due Date may constitute a benefit to me on which additional income tax and National Insurance contributions (“NICs”) may be payable. I understand that I will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which may also be recovered from me by any of the means referred to in Section 8 of the Global Subscription Agreement.

EXHIBIT

NETGEAR, INC.
2003 EMPLOYEE STOCK PURCHASE PLAN
NOTICE OF WITHDRAWAL

The undersigned participant in the Offering Period of the NETGEAR, Inc. 2003 Employee Stock Purchase Plan which began on ____________, ______ (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period and that such notice is being given prior to the Exercise Date for the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Global Subscription Agreement.

Name and Address of Participant:

________________________________
________________________________
________________________________
Signature:
________________________________

Date:____________________________